Exhibit 99.1
NOT FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Euronet Worldwide Inc.	Sard Verbinnen & Co
Shruthi Fielder	George Sard/Jamie Tully
(913) 327-4225	(212) 687-8080
Innisfree M&A Incorporated
Alan Miller/Jennifer Shotwell
(212) 750-5833
EURONET SENDS LETTER TO MONEYGRAM EXPRESSING DISAPPOINTMENT
WITH CONTINUED INSISTENCE ON STANDSTILL RESTRICTION

Leawood, KS, December 26, 2007 — Euronet Worldwide Inc. (Nasdaq: EEFT) today delivered a letter to the Board of Directors of MoneyGram International, Inc. (NYSE: MGI) expressing its disappointment that MoneyGram continues to insist that a restrictive “standstill” provision and other unreasonable conditions be part of a confidentiality agreement with Euronet in connection with its proposal to acquire MoneyGram. Euronet believes if MoneyGram is sincere in its stated willingness to meet with Euronet and discuss Euronet’s proposal, MoneyGram should immediately cease demanding unreasonable conditions in the confidentiality agreement and execute the agreement proposed by Euronet.
Presented below is the full text of the letter sent to the Board of Directors of MoneyGram:
Philip W. Milne
Chairman of the Board and
Chief Executive Officer
MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, MN 55416
Dear Phil,
I read with interest your response on December 21, 2007 to the request from Blum Capital Partners, L.P. that you remove your demand for a restrictive standstill agreement and enter into discussions with Euronet Worldwide, Inc., in order to “secure the best possible value for MoneyGram shareholders.”
I thought it was important to put into context your claim that you “have worked hard to reach a compromise with Euronet” and to make clear what was omitted from your response — that MoneyGram continues to insist on a standstill agreement and other unreasonable requirements as a condition to engaging in discussions with Euronet.

Your letter fails to note that for weeks MoneyGram refused to discuss a business combination with Euronet on any basis, confidentially or otherwise, stating that MoneyGram was not for sale. I first attempted to contact you starting in early November, and sent you a proposal for a business combination on November 8, 2007. The entire text of your response to me in a letter dated November 16, 2007 was as follows:
I have reviewed your letters with our Board of Directors. The Board has asked me to inform you that MoneyGram is not for sale and, accordingly, there is no reason for us to meet to discuss your letters.
It was only on the eve of our taking our proposal directly to the MoneyGram shareholders (almost five weeks after my first contact to you and one week after telling you in our December 4, 2007 letter that we reserved the right “to discuss our proposal with your shareholders should you persist in being unwilling to meet with us to discuss it”), that MoneyGram suggested a willingness to discuss our proposal. Of course that communication was accompanied by a draft confidentiality agreement with a two-year standstill agreement that would have prevented us from pursuing our offer, discussing it with MoneyGram shareholders, or running an alternative slate of directors.
Given MoneyGram’s complete refusal to that point to engage in any discussions with us regarding a proposed business combination, we viewed your proposal to engage in discussions on unreasonable terms as a continuing refusal to talk to us. We therefore decided to convey the compelling rationale for the proposed transaction directly to MoneyGram’s shareholders. Specifically, we believe this transaction would deliver substantial immediate and long-term value for the shareholders of both companies and would:
•	Create a powerful new global player in the money transfer business well positioned to capture share in a highly fragmented market;

•	Expand the geographic reach of both companies and unlock compelling opportunities by combining Euronet’s and MoneyGram’s complementary distribution networks, corridors and agent bases;

•	Enable the companies to further benefit from the rapid growth of the money transfer market in key emerging countries, such as China and India; and

•	Generate double-digit accretion and deliver significant synergies.
Since that time, you have suggested shortening the length of the standstill and modifying certain other terms as an effort to “compromise”, but the terms as modified are still unreasonable, since they would prevent us from pursuing our proposal, discussing it with MoneyGram shareholders, or running an alternative slate of directors. As stated in Blum Capital’s letter to you, “the onerous restriction of a standstill agreement is antithetical to the goal of shareholder value maximization during a proposed negotiation process.”
Finally, you state in your letter that the agreement is needed so that “potential competitive and/or sensitive information cannot be used to the detriment of MoneyGram . . .” As best I can see, the provisions you are demanding are designed to prevent use of the information to the detriment of the self-interest of MoneyGram’s management only and certainly do not allow such management to maximize the value of MoneyGram’s shareholders.

If MoneyGram is sincere in its stated willingness to meet with Euronet and discuss our proposal, it should immediately cease demanding unreasonable conditions in the confidentiality agreement and execute the agreement proposed by Euronet.
We look forward to hearing from you as soon as possible.

Very Truly Yours,
/s/Michael J. Brown

Michael J. Brown Chairman and Chief Executive Officer

cc: MoneyGram International Board of Directors
About Euronet Worldwide Inc.
 Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM and POS operation and management services; credit and debit card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution of top-up services for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 39 countries.
Euronet’s global payment network is extensive — including over 10,500 ATMs and approximately 48,000 POS terminals which are under management in 16 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 370,000 point-of-sale terminals across 189,000 retailer locations in 12 countries; and a consumer-to-consumer money transfer network of over 11,000 sending locations in 13 countries and more than 56,000 payout locations in approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 130 countries. For more information, please visit the Company’s web site at www.euronetworldwide.com.
FORWARD-LOOKING STATEMENTS
 This press release contains forward-looking statements, including statements regarding Euronet Worldwide, Inc., MoneyGram International, Inc., and the combined company after the completion of the proposed transaction between Euronet and MoneyGram. Forward-looking statements generally can be identified by the use of statements that includes words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. These statements include, but are not limited to, statements about the anticipated consequences and benefits of the proposed transaction, including future strategic and financial benefits, the plans, objectives, expectations and intentions of Euronet following the completion of the proposed transaction and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of Euronet’s management and publicly available information about MoneyGram, and are subject to significant risks and uncertainties. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: the failure of MoneyGram to accept Euronet’s proposal; the failure to consummate any transaction agreed to between Euronet and MoneyGram or to consummate any such transaction in the expected timeframe; the risk that the opportunities and synergies anticipated to result from the proposed transaction may not be fully realized or may take longer to realize than expected; conditions imposed with obtaining governmental approvals and rulings on or regarding the transaction; the risk that the businesses of Euronet and MoneyGram will not be integrated successfully; disruption from the proposed transaction making it difficult to maintain relationships with employees, customers or other third parties with which we do business; technological developments affecting the market for Euronet’s or MoneyGram’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting Euronet’s or MoneyGram’s businesses. Additional risks are described in Euronet’s and MoneyGram’s filings with the Securities and Exchange Commission (“SEC”), including Euronet’s and MoneyGram’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained from the Information Agent as described below.

ADDITIONAL INFORMATION
 This press release is neither an offer to exchange nor a solicitation of an offer to exchange any securities of MoneyGram. The exchange offer (the “Exchange Offer”) for the outstanding shares of MoneyGram common stock described in this press release has not commenced. In connection with the proposed transaction, Euronet intends to file relevant materials with the SEC, such as a Registration Statement on Form S-4, a Tender Offer Statement on Schedule TO (including a prospectus-offer to exchange, a letter of transmittal and other offer documents) and a proxy statement (collectively, the “Offer Documents”) and any offers or solicitations will be made only pursuant to the Offer Documents filed with the SEC. Investors are advised to read carefully and in their entirety the Offer Documents that are filed with the SEC when they become available because they will contain important information.
Euronet and its directors, executive officers and certain other employees and representatives of Euronet may be considered “participants in a solicitation” of proxies in connection with the proposed transaction. Information about Euronet’s executive officers and directors is available in Euronet’s proxy statement, dated April 11, 2007, for its 2007 annual meeting of stockholders. Additional information about the interests of potential participants in a solicitation will be in the Offer Documents, if and when they become available, and other relevant documents filed with the SEC.
Euronet and MoneyGram stockholders may obtain copies of the Offer Documents and other relevant documents filed with the SEC for free, when they become available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the Exchange Offer, toll-free in the U.S. and Canada at 877-456-3488 or toll-free in Europe at 00 800 7710 9970.